UNITED STATES             12/31/96
                   SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                            SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
                     (AMENDMENT NO.          )*

UAL CORPORATION
(NAME OF ISSUER)
COMMON
CLASSES M, P, AND S ESOP VOTING JUNIOR PREFERRED-VOTING ONLY
(TITLE CLASS OF SECURITIES)
902549500
(CUSIP NUMBER)

CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT.____(A FEE IS NOT REQUIRED ONLY IF THE FILING PERSON: (1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13D-7).

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP NO. 902549500            13G       PAGE 2 OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    27,801,845.86 SHARES (REPRESENTS 6,950,461.465 SHARES CLASS 1
               NON VOTING ESOP CONVERTIBLE PREFERRED STOCK
               CONVERTIBLE INTO COMMON [RATIO - 1 PFD = 4 COM])
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    27,801,845.86 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    31.2 % COMMON

12. TYPE OF REPORTING PERSON*

    BK
CUSIP NO. 902549500            13G       PAGE 2A OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    2,578,041.296 SHARES (REPRESENTS 644,510.324 SHS CLASS II
          NON VOTING ESOP CONVERTIBLE PREFERRED STOCK
               CONVERTIBLE INTO COMMON [RATIO - 1 PFD = 4 COM])
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,578,041.296 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.9 % COMMON

12. TYPE OF REPORTING PERSON*

    BK
CUSIP NO. 902549500          13G       PAGE 2B OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    2,022,046.747 PREFERRED SHARES (2,022,046.747 SHARES CLASS P
                  ESOP VOTING JUNIOR PREFERRED REPRESENTS 25.4% OF THE VOTING POWER OF THE CORPORATION. VOTING POWER LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    808.8187 SHARES (2,022,046.747 PREFERRED SHARES CONVERTIBLE TO
               COMMON [RATIO - 2,500 PFD = 1 COM])
9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,022,046.747 PREFERRED SHARES (2,022,046.747 SHARES CLASS P
               ESOP VOTING JUNIOR PREFERRED REPRESENTS 25.4% OF THE VOTING POWER OF THE CORPORATION. VOTING POWER LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     100% CLASS P ESOP VOTING JUNIOR PREFERRED
      25.4% VOTING POWER
12.  TYPE OF REPORTING PERSON*

     BK
CUSIP NO. 902549500          13G       PAGE 2C OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    1,659,160.939 PREFERRED SHARES (1,659,160.939 SHARES CLASS M
                     ESOP VOTING JUNIOR PREFERRED REPRESENTS 20.4% VOTING POWER OF THE CORPORATION. VOTING POWER LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS)
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    663.66438 SHARES (1,659,160.939 PREFERRED SHARES CONVERTIBLE TO
                     COMMON [RATIO - 2,500 PFD = 1 COM])
9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,659,160.939 PREFERRED SHARES (1,659,160.939 SHARES CLASS M
                     ESOP VOTING JUNIOR PREFERRED REPRESENTS 20.4% VOTING POWER OF THE CORPORATION. VOTING POWER LIMITED TO MATTERS OTHER THAN THE VOTE FOR DIRECTORS)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     100% CLASS M ESOP VOTING JUNIOR PREFERRED
     20.4% VOTING POWER

12.  TYPE OF REPORTING PERSON*

     BK
CUSIP NO. 902549500          13G       PAGE 2D OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    741,228.359 PREFERRED SHARES (741,228.359 SHARES CLASS S ESOP
                        VOTING JUNIOR PREFERRED REPPRESENT 9.2%
                        VOTING POWER OF THE CORPORATION. VOTING
                        POWER LIMITED TO MATTERS OTHER THAN THE
                        VOTE FOR DIRECTORS)
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    296.49134 PREFERRED SHARES (741,228.359 PREFERRED SHARES
                        CONVERTIBLE TO COMMON - 2,500 PFD = 1 COM)
9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 741,228.359 PREFERRED SHARES (741,228.359 SHARES CLASS S ESOP
                        VOTING JUNIOR PREFERRED REPRESENTS 9.2%
                        VOTING POWER OF THE CORPORATION.  VOTING
                        POWER LIMITED TO MATTERS OTHER THAN THE
                        VOTE FOR DIRECTORS)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     100% CLASS S ESOP VOTING JUNIOR PREFERRED
     9.2% VOTING POWER

12.  TYPE OF REPORTING PERSON*

    BK
CUSIP NO. 902549500          13G       PAGE 2E OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    OR DISCRETIONARY ADVISOR VARIOUS COLLECTIVE INVESTMENT FUNDS
    FOR EMPLOYEE BENEFIT PLANS AND OTHER INDEX ACCOUNTS   UAL

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    281,020 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    326,920 SHARES
8.  SHARED DISPOSITIVE POWER
    0 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    326,920 SHARES

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .4%

12.  TYPE OF REPORTING PERSON*

    BK
                         SCHEDULE 13G        PAGE 3 OF 5 PAGES
ITEM 1.

     (A)  NAME OF ISSUER

          UAL CORPORATION

     (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          UAL CORPORATION
          1200 EAST ALGONQUIN ROAD
          ELK GROVE VILLAGE, ILLINOIS 60007


ITEM 2.

     (A)  NAME OF PERSON FILING

          STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110


     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

     (D)  TITLE CLASS OF SECURITIES
          COMMON
          CLASS M,P, AND S ESOP VOTING JUNIOR PREFERRED

     (E)  CUSIP NUMBER

          902549500

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

                                                  PAGE 4 of 5 PAGES
ITEM 4. OWNERSHIP

     (A)  AMOUNT BENEFICIALLY OWNED

          281,020 COMMON VOTING SHARES
          30,706,807.156 COMMON & COMMON EQUIVALENT DISPOSITIVE SHS 4,442,436.045 ESOP VOTING JUNIOR PREFERRED

     (B)  PERCENT OF CLASS

          .4% COMMON VOTING
          34.5% COMMON DISPOSITIVE
          55 % (ESOP VOTING JUNIOR PREFERRED-VOTING ONLY)

     (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (I)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF
                 281,020 SHARES
          (II)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE OF
                 4,442,436.045 SHARES (REPRESENTS 55% VOTING POWER
                                       OF THE CORPORATION)
          (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE
                 DISPOSITION OF
                 326,920 SHARES
          (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE
                DISPOSITION OF
                30,379,887.156 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
              HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

                                                  PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         10 FEBRUARY 1997

                         STATE STREET BOSTON CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE



                         /s/ JANET DENNEEN
                         SENIOR COMPLIANCE OFFICER